 As filed with the Securities and Exchange Commission on September 6, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ReWalk Robotics Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Hatnufa Street, Floor 6 Yokneam Ilit, Israel	2069203
(Address of Principal Executive Offices)	(Zip Code)

ReWalk Robotics Ltd. Amended and Restated 2014 Incentive Compensation Plan
(Full title of the plan)

ReWalk Robotics, Inc.
200 Donald Lynch Blvd
Marlborough, MA 01752
 (Name and address of agent for service)

+ 1 (508) 251-1154
(Telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey, Esq. Jennifer L. Porter, Esq. Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 Tel: (215) 981-4331	Aaron M. Lampert, Adv. Ephraim Peter Friedman, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

ReWalk Robotics Ltd. (the “Company” or the “Registrant”) filed registration statements on Form S-8 (File Nos. 333-199688, 333-221357, 333-230485, and 333-239258) (the “Prior Registration Statements”) with the Securities and Exchange Commission (the “Commission”) on October 29, 2014, November 6, 2017, March 25, 2019, and June 18, 2020, respectively, registering under the Securities Act of 1933, as amended (the “Securities Act”), in the aggregate (taking into account the Company’s one-for-25 reverse share split that became effective on April 1, 2019) 2,016,747 ordinary shares, par value NIS 0.25 (“ordinary shares”), issuable under the Registrant’s Amended and Restated 2014 Incentive Compensation Plan (the “A&R 2014 Plan”).

On March 30, 2022, the Company’s board of directors (the “Board”) approved, subject to shareholder approval, an amendment to the A&R 2014 Plan (the “2022 Amendment”). The 2022 Amendment included, among other things, an increase in the number of ordinary shares issuable under the A&R 2014 Plan by 4,400,000 shares.

At the Company’s 2022 annual meeting of shareholders held on July 27, 2022, the Company’s shareholders approved the 2022 Amendment.

The Company is filing this registration statement on Form S-8 (this “Registration Statement”) with the Commission to register under the Securities Act 4,400,000 ordinary shares, issuable under the A&R 2014 Plan. The additional 4,400,000 ordinary shares consist of the following: (i) 4,400,000 ordinary shares issuable pursuant to awards under the A&R 2014 Plan, which shares were added effective July 27, 2022 and (ii) pursuant to Rule 416 under the Securities Act, an indeterminate number of additional ordinary shares that may become issuable under the terms of the A&R 2014 Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration, which results in an increase in the number of the Company’s outstanding ordinary shares.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statements, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the Commission pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated herein by reference:

(i)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Commission on February 24, 2022, and as amended on May 2, 2022 (the “Annual Report”);

(ii)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed with the Commission on May 13, 2022 and August 9, 2022, respectively;

(iii)	the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 23, 2022, that are specifically incorporated by reference into the Annual Report;

(iv)
the Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on March 16, 2022, April 20, 2022, June 2, 2022, July 21, 2022 and August 2, 2022; and

(v)
the description of the Company’s ordinary shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-36612) filed with the Commission on September 2, 2014, as updated by Exhibit 4.2 to the Annual Report (Description of the Company’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any other amendment or report filed for the purpose of updating that description.

In addition to the foregoing, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Company indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Specimen share certificate (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form F-1/A (File No. 333-197344), filed with the Commission on August 20, 2014).

4.2	Fourth Amended and Restated Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 21, 2021).

5.1	Opinion of Goldfarb Seligman & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares being registered hereunder (including consent).†

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited.†

23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

99.1
ReWalk Robotics Ltd. Amended and Restated 2014 Incentive Compensation Plan (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on June 23, 2022).

107	Filing Fee Table.†

†	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Massachusetts, on this 6th day of September, 2022.

REWALK ROBOTICS LTD.

By:	/s/ Larry Jasinski
Name: Larry Jasinski
Title: Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Larry Jasinski and Almog Adar, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on September 6, 2022, in the capacities indicated below:

Signature	Title of Capacities

/s/ Larry Jasinski	Director and Chief Executive Officer
Larry Jasinski	(Principal Executive Officer)

/s/ Almog Adar	Director of Finance
Almog Adar	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeff Dykan	Chairman of the Board
Jeff Dykan

/s/ Aryeh Dan	Director
Aryeh Dan

/s/ Yohanan R Engelhardt	Director
Yohanan R Engelhardt

/s/ Yasushi Ichiki	Director
Yasushi Ichiki

/s/ Hadar Levy	Director
Hadar Levy

/s/ Dr. John William Poduska	Director
Dr. John William Poduska

/s/ Randel Richner	Director
Randel Richner

/s/ Joseph Turk	Director
Joseph Turk

/s/ Wayne B. Weisman	Director
Wayne B. Weisman

REWALK ROBOTICS INC.	Authorized Representative in the United States

By:	/s/ Almog Adar	September 6, 2022
Name: Almog Adar
Title: Director of Finance